EXHIBIT 34.1

Report of Independent Registered Public Accounting Firm

To the Board of Directors of
VW Credit, Inc.

We have examined management's assertion, included in the accompanying Report on Assessment of Compliance with Applicable Servicing Criteria of VW Credit, Inc. (Management's Assessment), that VW Credit, Inc. (the Company) complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission's (SEC) Regulation AB (the Servicing Criteria) for the asset-backed securities transactions involving retail automotive loans registered with the SEC for which the Company acted as servicer and that were issued on or after January 1, 2006 (the Regulation AB Platform), as of and for the year ended December 31, 2024, except for the servicing criteria 1122(d)(1)(iv), 1122(d)(2)(vi), 1122(d)(3)(ii) with respect to remittances,

1122(d)(4)(ix)-(xiii) and 1122(d)(4)(xv), which the Company has determined are not applicable to the activities it performs with respect to the Regulation AB Platform. With respect to applicable servicing criterion 1122(d)(2)(iii), the Company has determined that there were no activities performed during the year ended December 31, 2024 with the respect to the Regulation AB Platform, because there were no occurrences of events that would require the Company to perform such activities. Appendix A to Management's Assessment identifies the individual asset-backed transactions and securities defined by management as constituting the Regulation AB Platform. Management of VW Credit, Inc. is responsible for its assertion and for the Company's compliance with the Servicing Criteria. Our responsibility is to express an opinion on management's assertion about the Company's compliance with the Servicing Criteria based on our examination.

Our examination was conducted in accordance with attestation standards of the Public Company Accounting Oversight Board (United States) and in accordance with the attestation standards established by the American Institute of Certified Public Accountants. Those standards require that we plan and perform the examination to obtain reasonable assurance about whether management's assertion regarding the Company's compliance with the Servicing Criteria is fairly stated, in all material respects, and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of selected asset-backed transactions and securities that comprise the Regulation AB Platform, testing selected servicing activities related to the Regulation AB Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the Servicing Criteria. Our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to detect noncompliance arising from errors that may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides, and that the evidence we obtained is sufficient and appropriate to provide, a reasonable basis for our opinion.

As described in the accompanying Management's Assessment, for servicing criteria 1122(d)(2)(i) and 1122(d)(4)(iv), the Company has engaged various vendors to perform the activities required by these servicing criteria. The Company has determined that none of these vendors are considered a “servicer” as defined in Item 1101(j) of Regulation AB, and the Company has elected to take responsibility for assessing compliance with the servicing criteria applicable to each vendor as permitted by the SEC's Compliance and Disclosure Interpretation (C&DI) 200.06, Vendors Engaged by Servicers (C&DI 200.06). As permitted by C&DI 200.06, the Company has asserted that it has policies and procedures in place designed to provide reasonable assurance that the vendors' activities comply in all material respects with the servicing criteria applicable to each vendor. The Company is solely responsible for determining that it meets the SEC requirements to apply C&DI 200.06 for the vendors and related servicing criteria as described in its assertion, and we performed no procedures with respect to the Company's eligibility to apply C&DI 200.06.

Our examination does not provide a legal determination on the Company's compliance with the Servicing Criteria.

We are required to be independent and to meet our other ethical responsibilities in accordance with relevant ethical requirements relating to the examination engagement.

In our opinion, management's assertion that VW Credit, Inc. complied with the aforementioned Servicing Criteria, including servicing criteria

1122(d)(2)(i) and 1122(d)(4)(iv) for which compliance is determined based on C&DI 200.06 as described above, as of and for the year ended December 31, 2024 for the Regulation AB Platform is fairly stated, in all material respects.

Milwaukee, Wisconsin

March 24, 2025

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